Exhibit 99.1
Network Communications, Inc. Reports Fiscal Year 2009
Second Quarter Results

Second quarter
Revenue	$46.7 million
Operating Profit	$4.9 million
Net Loss	$(1.1) million
EBITDA[1]	$10.5 million
LAWRENCEVILLE, GA, October 23, 2008 — Network Communications, Inc. (“NCI”) today reported financial results for the quarter ended September 14, 2008. The Company reported revenues of $46.7 million, down 16.5% from the same period in fiscal year 2008. Operating profit was $4.9 million, a decrease of 38.8% compared to the $8.0 million from the same period last year. For the quarter, the net loss was $(1.1) million compared to a net loss of $(1.9) million in the same period last year. EBITDA for the second quarter decreased by $3.1 million or 22.5% from $13.6 million in the same period of fiscal year 2008 to $10.5 million in fiscal year 2009.
“We continued to face challenging market conditions in our real estate and home design segments in the second quarter. Year-over-year revenue comparisons for The Real Estate Book remained unfavorable. We maintained momentum in Apartment Finder where we posted double digit growth. Expense management remained a key area of focus as we work to align our expense structure with our revenue run rates” said Dan McCarthy, Chairman and Chief Executive Officer for Network Communications, Inc.
Financial Highlights
FISCAL YEAR 2009 SECOND QUARTER
Revenue: Second quarter revenue was $46.7 million, a decrease of 16.5% from revenue of $56.0 million in the same period of fiscal year 2008. Revenue from our resale and new sales product area was $20.0 million, a decrease of $9.4 million or 32.1% compared to $29.4 million in the same period of fiscal year 2008. The Real Estate Book (“TREB”) had revenue of $14.6 million for the quarter which was down $7.4 million or 33.6% from the prior year quarter. Revenue for our Unique Homes publication was $1.0 million for the quarter, down $0.4 million or 28.6% from the second quarter of fiscal year 2008. By Design Publishing contributed $1.5 million of revenue in the current quarter which was a decline of $0.9 versus the year ago quarter. In the second quarter of fiscal year 2008, By Design published one extra issue. Rental and leasing product area revenue increased by $1.6 million or 8.9% compared to fiscal year 2008. Apartment Finder (“AF”) posted revenue growth of $2.1 million or 12.8% due to solid growth in ad pages in our existing markets, and the contribution of four markets launched or acquired in fiscal years 2008 and 2009. This growth was partially offset by a year-over-year combined decline in revenue from our Black’s Guide and Mature Living Choices brands of $0.4 million. The remodeling and home improvement product area posted revenue of $7.1 million, a decrease of $1.4 million or 16.7%, compared to the prior year quarter. In fiscal year 2008, the Kansas City Home design title published a one-time 20th anniversary issue that generated revenue of approximately $0.3 million.
Operating Profit: Second quarter fiscal year 2009 operating profit was $4.9 million, a decrease of 38.8% compared to an operating profit of $8.0 million in the same period of fiscal year 2008. The decrease resulted from a decline in revenue partially offset by a reduction in operating expenses due to lower page volume and cost containment programs.

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Network Communications, Inc. Reports Fiscal Year 2009 Second Quarter Results—page 2
Depreciation and amortization expense for the second quarter of fiscal year 2009 was $5.6 million, an increase of $0.1 million compared to $5.5 million in the same period of fiscal year 2008.
Net Income (Loss): Second quarter net loss was $(1.1) million compared to a net loss of $(1.9) million in the same period of fiscal year 2008. The year-over-year improvement was the result of lower revenue and operating profit, being offset by a decline in interest expense. In the second quarter of fiscal year 2008, we wrote-off $3.7 million in deferred financing costs related to a refinancing.
EBITDA1: EBITDA for the second quarter was $10.5 million, a decrease of $3.1 million or 22.5%, from the $13.6 million a year ago.
Cash Flow: Network Communications, Inc. generated $6.7 million in cash from operations during the second quarter of fiscal year 2009 compared to $12.0 million in the same period of fiscal year 2008. Cash capital spending was $1.5 million in the fiscal year 2009 second quarter, an increase of $0.2 million from the $1.3 million in cash capital spending during the same period in fiscal year 2008. The Company made payments of $5.2 million on its term loan in the second quarter of fiscal year 2009. The Company ended the quarter with a cash balance of $5.5 million.

Network Communications, Inc.
Condensed Consolidated Statements of Operations
(unaudited, in thousands)

	Quarter ended			Six Periods ended
	9/14/08	9/9/07	Change	9/14/08	9/9/07	Change

Revenue	$46,746	$56,013	-16.5%	$95,196	$109,511	-13.1%

Operating expenses	41,826	47,974	-12.8%	85,947	94,522	-9.1%

Operating profit	4,920	8,039	-38.8%	9,249	14,989	-38.3%

Other expense:
Interest expense, net	(6,670)	(10,632)	-37.3%	(13,281)	(17,382)	-23.6%
Other income (expense), net	15	(29)	—	65	(17)	—

Loss before benefit from income taxes	(1,735)	(2,622)	-33.8%	(3,967)	(2,410)	64.6%

Income tax benefit	(618)	(740)	-16.5%	(1,284)	(668)	92.2%

Net loss	$(1,117)	$(1,882)	-40.6%	$(2,683)	$(1,742)	54.0%

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Network Communications Inc. Reports Fiscal Year 2009 Second Quarter Results—page 3

Network Communications, Inc.
EBITDA1 Reconciliation
(unaudited, in thousands)

	Quarter ended		Six Periods Ended
	9/14/08	9/9/07	9/14/08	9/9/07

Net loss	$(1,117)	$(1,882)	$(2,683)	$(1,742)

Loss on disposal of fixed assets	—	45	—	45

Depreciation	1,613	1,594	3,209	2,970

Amortization	3,996	3,955	8,027	7,665

Interest expense, net	6,670	10,632	13,281	17,382

Income tax benefit [2]	(618)	(740)	(1,284)	(668)

EBITDA[1]	$10,544	$13,604	$20,550	$25,652

[1]	We believe that EBITDA is an accurate indicator of the Company’s results because it focuses on revenue and operating costs driven by operating managers’ performance. EBITDA is used by the Company’s chief operating decision maker, its Chairman and CEO, to make decisions and to assess the Company’s performance. EBITDA is not intended to represent cash flows from operating activities and should not be considered as an alternative to net loss as determined in conformity with accounting principles generally accepted in the United States of America. EBITDA as presented may not be comparable to similarly titled measures reported by other companies since not all companies necessarily calculate EBITDA in an identical manner, and therefore, is not necessarily an accurate measure of comparison between companies.

Network Communications, Inc.
Revenue Summary by Area
(unaudited, in thousands)

	Quarter ended			Six Periods ended
	9/14/08	9/9/07	Change	9/14/08	9/9/07	Change

Revenue

Resale and new sales	$19,980	$29,427	-32.1%	$42,387	$57,759	-26.6%

Rental and leasing	19,623	18,012	8.9%	38,950	34,934	11.5%

Remodeling and home improvement	7,143	8,574	-16.7%	13,859	16,818	-17.6%

Total	$46,746	$56,013	-16.5%	$95,196	$109,511	-13.1%

Network Communications, Inc. Reports Fiscal Year 2009 Second Quarter Results—page 4
Conference Call
Network Communications, Inc. will host a conference call discussing its fiscal year 2009 second quarter results on Friday, October 24, at 10:00 a.m. EST. The conference call number is (888) 554-7613 if you are in the U.S., or (706) 679-7698 if you are outside the U.S. The conference ID is 68530113. Please note that a replay of the Earnings Conference Call will be available after the conference call at (800) 642-1687 in the U.S., or (706) 645-9291, if you are outside the U.S. The conference ID is 68530113. The replay will be available for 10 days from the date of the call.
ABOUT NETWORK COMMUNICATIONS, INC.
Network Communications, Inc. is the leading publisher of printed and online real estate information in North America. The Company was acquired by Court Square Capital Partners (formerly known as Citigroup Venture Capital Equity Partners, L.P) in January of 2005. Its magazines are read by over 12 million readers in over 630 markets and deliver more than one million leads to advertisers each month. Network Communications, Inc. assets, The Real Estate Book®, Apartment Finder / Blue Book™, Mature Living Choices®, Black’s Guide®, New Home Finder®, Enclave™, Unique Homes™, Kansas City Homes & Gardens™, Atlanta Homes & Lifestyles, Atlanta Home Improvement, At Home In Arkansas, Relocating In Las Vegas, Colorado Homes & Lifestyles, St. Louis Homes & Lifestyles, Seattle Homes & Lifestyles, Mountain Living, New England Home, and Home by Design, include publications that millions of readers around the country turn to when looking for the latest information about the real estate and home design markets. Network Communications, Inc. is on a March fiscal year end. Online magazine content can be accessed at www.livingchoices.com. More information about NCI can be found at www.nci.com.
Statements in this release and any exhibits hereto which are not purely historical facts, including statements about forecasted financial projections or other statements about anticipations, beliefs, expectations, hopes, intentions or strategies for the future, may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on forward-looking statements. All forward-looking statements are based upon information available to Network Communications, Inc. (“the Company”) on the date this release was submitted. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including, but not limited to, risks and uncertainties related to: the Company’s revenue being dependent on the residential market for existing and new home sales; significant increases in paper, ink, printing plates or fuel costs; and other changes or events which impact the residential and commercial real estate markets or alter the manner in which consumers access housing related information. More information on potential risks and uncertainties is available in the Company’s recent Quarterly Reports on Form 10-Q and Annual Report on Form 10-K for the year ended March 30, 2008 (SEC File No. 333-134701).
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CONTACT: Gerard Parker, 770-962-7220 ext 24234, e-mail: gparker@nci.com